Exhibit 3.1.171

Electronic Articles of Organization	L0700064981
For	FILED 8:00 AM
Florida Limited Liability Company	June 20, 2007
Sec. Of State
mthomas

Article I

The name of the Limited Liability Company is:

CARRABBA’S ITALIAN MARKET, LLC

Article II

The street address of the principal office of the Limited Liability Company is:

2202 N WEST SHORE BLVD.

5TH FLOOR

TAMPA, FL. US 33607

The mailing address of the Limited Liability Company is:

2202 N WEST SHORE BLVD.

5TH FLOOR

TAMPA, FL. US 33607

Article III

The purpose for which this Limited Liability Company is organized is:

ANY AND ALL LAWFUL BUSINESS.

Article IV

The name and Florida street address of the registered agent is:

JOSEPH J KADOW

2202 N WEST SHORE BLVD.

5TH FLOOR

TAMPA, FL. 33607

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature: /s/ JOSEPH J KADOW

L0700064981
FILED 8:00 AM
June 20, 2007
Sec. Of State
mthomas

Article V

The name and address of managing members/managers are:

Title: MGRM

CARRABBA’S ITALIAN GRILL, LLC

2202 N WEST SHORE BLVD., 5TH FLOOR

TAMPA, FL. 33607 US

Article VI

The effective date for this Limited Liability Company shall be:

06/20/2007

Signature of member or an authorized representative of a member

Signature: /s/ JOSEPH J KADOW